                                                                   Exhibit 10.10

                                                                    CONFIDENTIAL
                                                                    ------------

The exhibit ("Guaranty") of this Exhibit 10.10 has not been included as an exhibit to the Registration Statement. The Registrant agrees to furnish supplementally a copy of any such omitted schedule or exhibit upon request

                                 June 12, 1996


American General Hospitality Operating Partnership, L.P.
3860 W. Northwest Highway
Dallas, Texas 75220

Attn:  Mr. Kenneth E. Barr

American General Hospitality Corporation
3860 W. Northwest Highway
Dallas, Texas 75220

Attn:  Mr. Kenneth E.  Barr

Ladies and Gentlemen:

Societe Generale, Southwest Agency ("SocGen") and Bank One, Texas, N.A. ("BOT") (SocGen and BOT are hereinafter collectively referred to as the "Arrangers") are pleased to advise you that each such institution is willing, subject to the terms and conditions contained in this letter and in the attached Summary of Terms and Conditions (the "Term Sheet"), to each commit up to $50,000,000 for a commitment in the aggregate of up to $100,000,000 (the "Commitment") toward a $100,000,000 Senior Secured Revolving Credit (the "Facility") in favor of American General Hospitality Operating Partnership, L.P., a Delaware limited partnership ("Borrower"), a subsidiary of American General Hospitality Corporation ("Company"), a Delaware corporation qualifying as a real estate investment trust to be formed by American General Hospitality, Inc. and its affiliates ("American General") for the purpose of providing a portion of the purchase price for acquiring hotels, renovating hotels, refinancing existing indebtedness for acquired hotels, providing for general corporate purposes and to pay related fees and expenses of Borrower, Company and American General.

Upon your acceptance of this Commitment Letter, the Arrangers will form a group of financial institutions (together with SocGen and BOT, the "Banks") acceptable to the Arrangers, for which SocGen will act as Structuring Agent and BOT will serve as Administration Agent. The Administration Agent and the Structuring Agent are hereinafter referred to as the "Agents". No other titles may be awarded without the mutual consent of the Agents and Borrower.

The various fees payable to the Arrangers and to the Agents in connection with the Facility are set forth in a separate letter of even date herewith (the "Fee Letter").

American General Hospitality, Inc.
June 12, 1996
Page 2

The Term Sheet attached hereto and incorporated herein by this reference, sets forth certain terms and conditions which will govern the Facility. This letter and the Term Sheet are not meant to be and shall not be construed as an attempt to define all of the terms and conditions of the Facility which shall be set forth in the definitive financing agreements.

To assist the Arrangers in their syndication effort, you agree to reasonably assist and cooperate with the Arrangers in their syndication efforts, including, but not limited to promptly preparing and providing upon their request all information reasonably deemed necessary by them to complete successfully the syndication of the Facility, including but not limited to information and projections prepared by you or on your behalf relating to the transactions contemplated hereby. Subject to the provisions of the Term Sheet requiring that the Arrangers retain a percentage of the Commitment, the Arrangers reserve the right to allocate the Commitments offered by the Banks.

In addition to the conditions to funding or closing set forth in the Term Sheet, SocGen and BOTs' Commitment to provide financing hereunder is subject to, among other conditions, (i) the negotiation and execution of a definitive bank credit agreement, security documentation, and other related documentation satisfactory to the Agents, (ii) there being no material adverse change in the reasonable opinion of the Agents in the financial condition, business, operations, properties or prospects of Borrower, Company, American General and the hotels (the "Initial Hotels") to be initially acquired by Borrower and Borrower's subsidiaries from the date of the financial statements (the "Financial Statements") most recently provided prior to the date hereof and (iii) at the time of the proposed initial funding, no injunction or other restraining order shall have been issued or filed, or a hearing therefor be pending or noticed; provided however that if a material adverse change should occur for American General or any of the other events stated in clauses (b), (d) or (e) of the Termination paragraph of this letter should occur for American General, the Commitment shall not terminate if Borrower can by the expiration date of this Commitment replace American General as manager for the Hotels with a reputable, nationally-known, third party hotel manager acceptable to the Agents.

As you know, we have submitted this letter after conducting certain due diligence. Our Commitment is subject to the satisfactory completion of our due diligence. In the event that the results of our continuing due diligence inquiries are, in our reasonable opinion, unsatisfactory, the Arrangers may, in their sole discretion, suggest alternative financing structures that insure adequate protection for the Banks.

Whether or not the transactions contemplated hereby are consummated, Borrower and Company jointly and severally hereby agrees to indemnify and hold harmless each of the Arrangers and the Agents, and their respective directors, officers, employees and affiliates (each, an "indemnified person") from and against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) and

American General Hospitality, Inc.
June 12, 1996
Page 3

expenses that arise out of, result from or in any way relate to this Commitment Letter (subject to any limitations contained in the Fee Letter or the Reimbursement Agreement described below), or the providing or syndication of the Facility, and to reimburse each indemnified person, upon its demand, for any legal or other expenses incurred in connection with investigation, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such indemnified person is a party to any action or proceeding out of which any such expenses arise), other than any of the foregoing claimed by any indemnified person to the extent incurred by reason of the gross negligence or willful misconduct of such person. Neither the Arrangers nor the Agents, nor any of their affiliates, shall be responsible or liable to Borrower, Company, American General or any other person for any consequential damages which may be alleged. The obligations contained in this paragraph will survive the closing of the Facility.

In addition, the Borrower and Company jointly and severally hereby agree to reimburse the Arrangers and the Agents from time to time upon demand for the reasonable out-of-pocket costs and expenses of Bracewell & Patterson, L.L.P., special counsel to SocGen and the Agents, and the reasonable out-of-pocket costs and expenses of Donohoe, Jameson & Carroll, P.C., special counsel to BOT, in connection with the Facility, regardless of whether the credit agreement is executed or the Facility closes (subject to any limitations contained in the Fee Letter or the Reimbursement Agreement. The Borrower agrees that the Borrower remains bound by the terms of that certain Letter Agreement dated May 21, 1996 executed by the Agents and the Borrower which Letter Agreement governs the obligation of the Borrower to reimburse the Agents for certain expenses (the "Reimbursement Agreement").

The terms contained in this letter, the Fee Letter and the Term Sheet are confidential and, except for disclosure to your Board of Directors, officers and employees, professional advisors retained by you in connection with this transaction, or as may be required by law, may not be disclosed in whole or in part to any other person or entity without our prior written consent, except that, following your acceptance hereof, you may make public disclosure of this letter and may file a copy of this letter and the Term Sheet in any public record in which it is required to be filed, based upon the advice of your counsel.

Termination.  This offer will terminate on June 14, 1996 unless on or before
- -----------
that date you sign and return an enclosed counterpart of this letter and the Fee Letter, and it will expire on July 31, 1996 if the initial borrowing has not occurred on or before that date. Furthermore, the Arrangers may terminate this Commitment Letter and their obligations hereunder to provide the Facility if prior to the closing of the transactions contemplated hereby (a) Borrower, Company or American General shall fail or refuse to comply in a timely manner with any of the terms or conditions set forth herein, (b) any material adverse change since the date of this Commitment Letter shall occur with respect to any of Initial Hotels, or the business, assets, condition (financial or otherwise) or operations of Borrower, Company or American General at any time prior to the closing of the transactions contemplated hereby,

American General Hospitality, Inc.
June 12, 1996
Page 4

(c) any part of two (2) of the Initial Hotels shall have suffered a casualty or shall have been taken in condemnation or other like proceeding, or any such proceeding is pending or threatened at the time of the closing of the transactions contemplated hereby; provided however, that if such casualty or condemnation shall occur with respect to only one (1) of the Initial Hotels, Borrower and the Agents shall work together in good faith to modify covenants 6, 11, 12 and 14 of the Borrower/Company/Affiliated Entity/Covenants section of the Term Sheet if needed to more accurately reflect the characteristics of the remaining Initial Hotels, (d) Borrower, Company or American General shall be insolvent or involved as debtor in any arrangement, bankruptcy, reorganization or insolvency proceeding, or (e) the Arrangers determine that the funding of the Facility or performance of Borrower's, Company's or American General's duties or obligations under this Commitment Letter (including the Term Sheet), the Fee Letter, the Reimbursement Agreement or the documents evidencing or securing the Facility would violate, or be prohibited by, applicable Federal, State or local law, including usury limitations, or any applicable rule, order, statute, judgment or decree of any legislative body, board, court, tribunal, commission, or governmental authority or agency having jurisdiction over the Arrangers. Furthermore, this Commitment Letter has been issued to Borrower on the basis of
(i) certain information and materials provided by Borrower, Company or American General to the Arranger's, (ii) all representations, information, exhibits, data and other material submitted with and in support of the loan application for the Facility, and (iii) the agreement of Borrower and Company that hereafter the Agents shall be permitted to conduct due diligence in a manner satisfactory to the Agents. The Arrangers may terminate this Commitment Letter and the obligations of the Arrangers hereunder to provide the Facility if, (i) in the reasonable opinion of the Arrangers, any information or documentation submitted to the Arrangers proves to be inaccurate, incomplete or misleading in any material respect, (ii) American General, Borrower, or Company withholds any information which, in the reasonable opinion of the Arrangers, is material to the decisions of the Arrangers to provide the Facility to Borrower, (iii) any of the fees or expenses required to be paid by American General and Borrower hereunder or under the Reimbursement Agreement are not paid when due, or (iv) the ability of the Arrangers to conduct due diligence in a manner satisfactory to the Arrangers is, in the reasonable opinion of the Arrangers, hampered in any material respect. Notwithstanding any termination of this Commitment Letter, the compensation, reimbursement and indemnification provisions hereof shall survive any termination hereof (subject to any limitations contained in the Fee Letter or the Reimbursement Agreement).

Borrower and Company hereby represent to the Arrangers that all representations are true and accurate as of the date hereof and all information, exhibits, data and other materials submitted with and in support of the requested Facility are true, correct and complete as of the date hereof. Borrower and Company shall immediately notify the Agents in the event any representation, information or document provided to the Agents becomes inaccurate or misleading in any material respect.

American General Hospitality, Inc.
June 12, 1996
Page 5

The Commitment Letter, the Fee Letter, the Reimbursement Agreement and the Term Sheet shall be governed by, and construed in accordance with, the internal laws of the State of Texas without reference to principles of conflict of law. ALL PARTIES TO THIS LETTER AGREEMENT IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING ARISING OUT OF THIS COMMITMENT LETTER, THE REIMBURSEMENT AGREEMENT, THE FEE LETTER AND THE TERM SHEET OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. IN THE EVENT OF LITIGATION, THIS COMMITMENT LETTER MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

This Commitment Letter, the Fee Letter and the Term Sheet shall not be assignable by you without the prior written consent of Agents and may not be amended or any provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter is further conditioned on American General executing a guaranty of Borrower's and Company's obligations under this Commitment Letter, the Fee Letter and the Term Sheet for the benefit of the Arrangers and Agents in the form attached hereto as Exhibit "A".

This Commitment Letter, the Fee Letter, the Reimbursement Agreement and the Term Sheet constitute the entire agreement among the parties pertaining to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings, representations or other arrangements, whether express or implied, written or oral, of the parties in connection therewith except to the extent expressly incorporated or specifically referred to herein or therein.

If the foregoing is satisfactory to you, please indicate your agreement and acceptance below and return a copy of this letter to us. Upon your delivery to us of a signed copy of this letter and the Fee Letter and payment of the initial installment of the arrangement fee as set forth in the Fee Letter, this letter agreement shall become a binding agreement under laws of the State of Texas as of the date so accepted. This Commitment Letter and the Fee Letter may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute but one Commitment Letter and Fee Letter.

American General Hospitality, Inc.
June 12, 1996
Page 6

We are pleased to have this opportunity and look forward to working with you.

                                       Very truly yours,

                                       SOCIETE GENERALE, SOUTHWEST AGENCY



                                       By: /s/ Thomas K. Day
                                          ----------------------------------
                                          Thomas K.  Day
                                          Vice President

                                       BANK ONE, TEXAS, N.A.



                                       By: /s/ Jeff S. Lindsey
                                          ----------------------------------

                                        Name: Jeff S. Lindsey
                                             -------------------------------

                                        Title: Vice President
                                              ------------------------------


Accepted and Agreed to:

AMERICAN GENERAL HOSPITALITY OPERATING PARTNERSHIP, L.P.

By:  AGH GP, Inc., its general partner

     By: /s/ Kenneth E. Barr
        ----------------------------------

     Name: Kenneth E. Barr
          ---------------------------

     Title: Executive Vice President
           --------------------------

AMERICAN GENERAL HOSPITALITY CORPORATION

By: /s/ Kenneth E. Barr
   --------------------------------

   Name: Kenneth E. Barr
        ---------------------------

   Title: Executive Vice President and
          Chief Financial Officer
         --------------------------

- --------------------------------------------------------------------------------
Summary of Terms

Borrower:            American General Hospitality Operating Partnership, L.P.
                     (the "Borrower").

Structuring Agent    Societe Generale, Southwest Agency ("SG") which will
                     maintain a minimum 15% of the Facility at all times.

Administrative
Agent Bank One. Texas, NA ("BOT") which will maintain a minimum 15% of the Facility at all times.

Lenders: A syndicate of lending institutions in addition to SG and BOT (collectively the "Co-Lenders").

Facility Amount      $100 million credit revolving facility (the "Acquisition
                     Facility" or the "Facility") which will include a letter of credit sub-limit of up to $10 million. The Co-Lenders will have risk participations in any letters of credit provided by BOT in accordance with their pro rata portions of the Facility.

Interest Rate:       The interest rate on the principal balance outstanding
                     shall be 30-day, 60-day, or 90-day LIBOR (at the Borrower's option) plus 1.85% per annum, payable monthly in arrears.

                     In the limited circumstances when funds are advanced or are to be repaid on a date other than a LIBOR contract rollover date, the Facility would bear interest at the Alternate Base Rate ("ABR") plus 0.50% per annum, payable monthly in arrears. ABR will be the higher of (i) the Prime commercial lending rate (the "Prime Rate") as publicly announced by BOT to be in effect from time to time and (ii) the Federal Funds Rate (as published by the Federal Reserve Bank of New
                     York) plus 0.50%.

Letter of Credit
Fees: 1.85% per annum payable monthly in advance which will be paid to the Co-Lenders in accordance with their pro rata portions of the Letter of Credit and a $500.00 per Letter of Credit issuance fee payable to BOT.

Interest
Calculation:         Interest on LIBOR borrowings will be calculated on the
                     basis of the actual number of days elapsed over a 360-day year.

                     Interest on ABR borrowings will be calculated on the basis of the actual number of days elapsed over a 365-day year

Default Rate:        During the continuance of any Event of Default (as defined herein), all applicable margins will increase by 3.0% per annum.

Late Payment
Charge: If the Borrower fails to pay any installment of interest within 5 days of the due date, the Borrower shall pay a late payment charge of 4% on the past due amount.

Maturity:            Initial maturity three years following closing of the
                     facility but not later than July 31, 1999. The Borrower will be granted one, one-year extension (the "Renewal
                     Term") option subject to: (i) no defaults and all other conditions of the Facility being met. (ii) payment of a one quarter of one percent (1/4%) extension fee on the then outstanding balance of the Facility: (iii) capping of the loan at its then outstanding balance and conversion to term out of the Facility with quarterly principal payments

Mr. Kenneth E. Barr                                                June 11, 1996
American General Hospitality Operating Partnership, L.P.                  Page 2


                        based upon a fifteen-year, straight-line amortization schedule; and (iv) satisfactory reappraisals of the Hotels.

Use of Proceeds:        The Facility shall be available to (i) refinance the
                        existing hotels securing the Facility (the "Existing
                        Hotels"), (ii) to finance the acquisition by the Borrower of additional hotels (the "Additional Hotels"),
                        (iii) to finance the renovation and capital improvements with respect to the Existing Hotels and Additional
                        Hotels (to be pre-approved by the Co-Lenders), and (iv) for general corporate purposes.

Subsidiaries:           Title to hotels can be held by the Borrower and in
                        certain wholly-owned, single-asset-partnerships or limited-liability companies which may be owned directly or indirectly by the Borrower and which are acceptable to SG and BOT in their sole-and-absolute discretion (the
                        "Approved Subsidiaries"); provided, however, that all representations, warranties and covenants for Hotels owned by the Borrower are complied with by the Approved
                        Subsidiaries.

                        Borrower shall not own any assets or subsidiaries except for (i) Hotels or Additional Hotels (and other assets relating to the ownership of Hotels or Additional Hotels) which are Collateral for the credit Facility,
                        (ii) Approved Subsidiaries which own Hotels or Additional Hotels which are Collateral for the credit facility, (iii) Approved Subsidiaries which own the DFW South and the Marriott Courtyard Secaucus hotels provided that the Borrower shall not have any liability in connection with any debt secured by the DFW South Hotel and Marriott Courtyard Secaucus hotels and (iv) Approved Subsidiaries which own Hotels which are Non-Borrowing Base Collateral, have no material environmental concerns, and are not encumbered by any indebtedness.

Percentage Lease
Agreements:             The Borrower may lease The Hotels to tenants (the
                        "Tenants") acceptable to SG and BOT in their sole-and-absolute discretion pursuant to lease agreements (the "Percentage Lease Agreements") acceptable to SG and BOT in their sole-and-absolute discretion.

Collateral:             The Facility will be secured by (i) a
                        cross-collateralized blanket first mortgage or lien on the fee simple and leasehold interests in all the hotels owned by the Borrower and Borrower's subsidiaries
                        (except the DFW South and the Marriott Courtyard
                        Secaucus hotels) at the time of closing and such other hotels which, from time to time, may be added as additional collateral at the request of the Borrower
                        (the "Hotels"), (ii) an assignment of all franchises, agreements, profits and licenses with respect to the Hotels to the extent permissible, (iii) an assignment of the leases with the operator of each of the Hotels, which leases will be subordinated to the mortgage and security interest held by the Lenders; (iv) an assignment of all liquor licenses; (v) security interest in the Hotel cash (including the Tenant's Cash) pertaining to the Hotels which will be swept daily into a cash collateral account at BOT, general intangibles and personal property of Borrower (including the Borrower's cash), and (vi) a pledge of all of the Tenant's assets relating to the operations of the Existing Hotels or Additional Hotels which are collateral for the Facility and the Tenant's interests in the Percentage Lease Agreements, collectively the "Collateral".

Additional
Collateral:             At the Borrower's option, the Borrower may submit for
                        inclusion as Collateral Additional Hotels for approval by Lenders holding at least 2/3 of the Facility, for inclusion as Collateral. Additional Hotels will be included as part of the Collateral pool provided that:

Mr. Kenneth E. Barr                                                June 11, 1996
American General Hospitality Operating Partnership, L.P.                  Page 3


                      (i) all terms and conditions pertaining to the Existing Hotels are satisfied by the Additional Hotels;

                      (ii) the Additional Hotels are comparable in quality to the Existing Hotels;

                      (iii) all of the terms and conditions of the Facility will continue to be complied with after inclusion of any such Additional Hotel in the Collateral.

                      Except for the DFW South and the Marriott Courtyard Secaucus, any Additional Hotels not satisfying the condition for inclusion as Collateral but satisfying the conditions in the Subsidiary section of the Summary of Terms shall be deemed "Non-Borrowing Base Collateral".

Review of Additional
Collateral:           In a manner that is usual and customary for transactions
                      of this size and type, and which is consistent with the initial review of the Collateral necessary to close the Facility.

Non-Borrowing Base
Collateral:           If the Non-Borrowing Base Collateral is located in a state without material mortgage or intangible taxes and can otherwise be encumbered without a material adverse effect to the Borrower, the Non-Borrowing Base Collateral shall be pledged like the Collateral. If such taxes are material or such encumbrance shall materially adversely effect the Borrower, the Non-Borrowing Base Collateral shall be pledged like the Collateral except no mortgage need to be given until an Event of Default occurs. No title insurance will be required in either case.

Commitment Fee:       The sum of: a) three fourths of one percent (3/4%) of the
                      Acquisition Facility (which payment shall be allocated to each syndicate lender on a pro rata basis); and
                      b) $250,000 which represents the up-front payment of the maximum first year's Fee on Unused Portion.

Fee on Unused
Portion: Beginning in year two, one quarter of one percent (1/4%) per annum of the average daily unused portion of the Facility amount calculated on a 360-day year, payable quarterly in arrears. At the end of each quarter in the first year of the Facility. Borrower shall be refunded the difference between $62,500 and the amount which would have been payable based upon a one quarter of one percent (1/4%) per annum fee on the average daily unused portion of the Facility amount calculated on a 360-day year basis.

Payment of Fees:      At the Borrower's option, the Facility may be closed on
                      the date of the Borrower's initial public offering with the first funding of the Facility on such date or the Facility may be closed into escrow. The Structuring Fee and the Commitment Fee will be considered earned by and payable to the Lenders on the date of the first funding under the Facility.

                      If the Facility is closed into escrow and escrow is not broken and the first draw does not occur within 10 days of the Facility closing into escrow, the Facility will be Terminated, the Co-Lenders will not be obligated to make any advances under the Facility but will be obligated to refund all the fees paid into escrow less a $50,000 break-up fee (which shall be shared between SG and BOT) and any costs incurred in association with the negotiations, documentation, due diligence, and closing on the

Mr. Kenneth E. Barr                                                June 11, 1996
American General Hospitality Operating Partnership, L.P.                  Page 4


                      Facility regardless of whether the transaction is closed or funded. The escrow shall be terminated at the time of the first advance under the Facility

Recourse Obligation
and Guaranty of
Payment Borrower's obligation in respect of the Facility shall constitute the full personal recourse obligations of Borrower. In addition, American General Hospitality Corporation (the "Company") and each subsidiary of the Borrower (except the owner of the DFW South and the Marriott Courtyard Secaucus hotels) will provide a joint and several guarantee of payment for all obligations under the Facility and the landlord's obligations under the Percentage Lease Agreements.

                      Any partner of the Borrower shall have the right to severally assume any portion of the Facility Indebtedness by executing and delivering to the Lenders an assumption of liability agreement reasonably acceptable to the Lenders.

Property Related
Items: A property condition report for each Hotel, which is satisfactory to each Co-Lender, will be required prior to closing. In addition to this report, we will require satisfactory surveys, ground lease estoppels (when appropriate) and comfort letter from franchisors.

Environmental
Report A phase-one environmental report for each Hotel, which is satisfactory to each Co-Lender, will be required prior to closing.

Environmental
Indemnification:      Borrower and Company will provide a joint and several
                      indemnification agreement.
Advances:             Advances under the Facility are permitted provided that:

                      1. No defaults exist under the Facility as evidenced by a compliance certificate and current calculation of the Borrowing Base;

                      2. All affirmative and negative covenants and representations and warranties shall be complied with both before and after the making of each advance under the Facility;

                      3. The advances are limited to twice per month, with and exception for advances made for acquisition purposes. Furthermore, only one advance will be made per month for property improvements.

                      4. Regarding any property renovation of which the total renovation exceeds $15,000 per room, Advance requests will be accompanied by a summary outlining the Advance request vis-a-vis the approved renovation budget, invoices, lien waivers and any additional information which the Administrative Agent may reasonably request.

Optional Loan
Prepayments:          Paydowns of the Facility shall be in the minimum amount of
                      $500,000 and in increments of $100,000. All prepayments of LIBOR borrowings will be subject to payment by the Borrower of LIBOR contract breakage costs.

Borrower/Company/
Affiliated Entity/
Covenants:            Usual and customary for credit facilities for this size,
                      type and purpose including, without limitation, the following:

Mr. Kenneth E. Barr                                                June 11, 1996
American General Hospitality Operating Partnership, L.P.                  Page 5



                      1. Restriction on the transfer or further encumbrance of
                         the Hotels;

                      2. Facility Advances - The aggregate advances outstanding
                         under the Facility shall not exceed the lesser of (a) 40% of the aggregate appraised value of the Hotels (appraised value will initially be based upon the "As Is" value of a property and will based upon the "As Improved" value of a property once the improvements are completed in accordance with the budget as previously approved by the Lenders); (b) 40% of the aggregate purchase price (giving effect to any securities used to purchase a Hotel at the fair market value of the securities at the time of the purchase) plus (i) with respect to the Existing Hotels, improvements completed in conjunction with the purchase of the Hotels pursuant to capital improvement budgets approved by SG and BOT and (ii) with respect to the Additional Hotels, improvements completed in conjunction with capital improvement budgets approved by 2/3 of the Co-Lenders within six months following acquisition (the "Original Cost Basis" or "Original Cost"); or (c) the combined trailing twelve months EBITDA generated by the Hotels multiplied by 5. Outside of the Facility, the Borrower and its subsidiaries may not incur any additional debt or recourse obligations except for the debt for the DFW South and Marriott Courtyard Secaucus hotels which are non-recourse to the Borrower. The DFW South, Marriott Courtyard Secaucus and Non-Borrowing Base Collateral shall not be included in the calculation under this paragraph or the following paragraph 3.

                         In all calculations regarding EBITDA, EBITDA will be adjusted to account for an FF&E reserve equal to 4% of gross revenues, grossed up to account for hotels owned less than one year and decreased for hotels no longer owned or currently not operating.

                      3. Facility Debt Service Coverage Ratio - A minimum debt
                         service coverage ratio of 1.75x is maintained on the Facility at all times. Debt service coverage shall be calculated on the basis of the greater of (i) the interest rate applicable to the Facility at the time of the calculation; (ii) a debt service constant utilizing an interest rate equal to 2.25% over then prevailing rates on ten-year Treasuries and an assumed 20-year full amortization schedule; or (iii) 10%. The earnings for the debt service coverage calculation will be based upon the 12 month trailing earnings (related only to the lease payments under the percentage lease agreements for the Hotels which constitute Collateral for the Facility) of the Borrower and the Company before interest, taxes, depreciation and amortization as determined on a consolidated basis and according to GAAP.

                      4. Total Company Debt - The aggregate of outstandings
                         under the Facility and the maximum committed amount of all additional Company recourse obligations (including guaranties) and subsidiary indebtedness ("Total Company Debt") shall at no time exceed the lesser of (a) 45% of the aggregate value of all hotels owned by the Company (appraised value will initially be based upon the "As Is" value of property and will be based upon the "As Improved" value of a property once the improvements are completed in accordance with the approved budget as approved by the Lenders); (b) 45% of the aggregate Original Cost Basis of all hotels owned by the Company; or (c) the aggregate trailing 12 months EBITDA of all hotels owned by the Company multiplied by 5.5. The Co-Lenders must be satisfied that such outside borrowings will not have a material adverse effect on the Borrower, the Company or their ability to perform their obligations under the Facility, or on the Collateral for the Facility.

Mr. Kenneth E. Barr                                               June 11, 1996
American General Hospitality Operating Partnership, L.P.                 Page 6




                  5. Total Company Debt Service Coverage - An obligation to maintain earnings from all hotels owned by the Company, irrespective of whether constituting part of the collateral for the Facility, at a level sufficient to provide at least 1.75x debt service coverage on the Total Company Debt (calculations will be consistent with methodology in paragraph 3, above);

                  6. No Individual Hotel will constitute more than 20% of the Original Cost Basis of the Collateral pool;

                  7. No undeveloped land will be acquired except for the acquisition of land in connection with the expansion of an existing Hotel (which expansion shall not exceed the lesser of $1 million or 5% of the Original Cost Basis of the Hotel or Additional Hotel) and Borrower and the Company should not engage in the development of new hotel property.

                  8.  Maintenance of REIT tax status;

                  9. The divided payout ratio of funds from operations shall not exceed 90%;

                  10. The minimum net worth of the Company, as determined in accordance with GAAP, must at all times be equal to or greater than the aggregate of $100 million plus 75% of the net proceeds of all subsequent equity offerings;

                  11. The aggregate Original Cost Basis of Hotels constituting
                      Collateral for the Facility must at all times be equal to or in excess of $150 million.

                  12. No more than 20% of the Original Cost of all Hotels
                      constituting Collateral for the Facility will be comprised of limited service hotels. Marriott Courtyards shall not be considered limited service hotels.

                  13. Borrower must take action to keep all franchise and
                      license agreements in full force and effect and free from defaults. Any change in franchisor or material change in a franchise agreement that is part of the Collateral requires the consent of the Co-Lenders.

                  14. No more than 20% of the Original Cost of all Hotels
                      constituting Collateral for the Facility will be comprised of non-franchised hotels.

                  15. The management agreement and hotel lease agreement(s)
                      shall be subject to Co-Lender review and approval, subordinate to the subject Facility, have combined maximum fees of 6% and may be cancelable at no cost upon 30 days notice at any point following a monetary default or foreclosure;

                  16. Other covenants and defaults which would be customary for a transaction of this nature and size.

Collateral
 Release: Provided no default has occurred and is continuing, Hotels may be released following a sale to a third party or transfer into a separate Company-related entity (provided that such entity is not a subsidiary of Borrower) in conjunction with a refinancing upon the approval of BOT (which approval shall not be unreasonably withheld) under the following situations:

Mr. Kenneth E. Barr                                               June 11, 1996
American General Hospitality Operating Partnership, L.P.                 Page 7



                    1. All covenants (including the loan to value requirements and the debt service coverage ratios), terms and conditions of the Facility must be satisfied both before and after the release of any Hotels;

                    2. As the collateral pool properties are sold or refinanced, mandatory paydowns to the Facility will be the greater of: A) 120% of the allocated debt amount per property (to be determined based upon appraisal values);
                        B) 75% of the net sales proceeds to the Borrower, or C) an amount necessary to reduce the outstanding principal balance of the loan to a level whereby the financial covenants are met; provided, if such sale or refinancing occurs during the Renewal Term and the conditions to a Collateral Release contained in paragraph 1. and 3. are satisfied, the mandatory paydown in connection with a sale or refinancing during the Renewal Term shall not exceed the amount which would cause the Company to forfeit the Company's REIT status.

                    3.  The Collateral pool shall maintain occupancies and
                        operating revenues, as well as geographic diversity, comparable to those hotels which were in place prior to such release.
Use of New Equity
or Debt Offering
Proceeds:           The proceeds of any equity or debt raised shall be used to first paydown the Facility.

FF&E Reserve:       The Borrower shall escrow (with BOT or its designee) as an
                    FF&E and Cap-ex reserve, the cumulative net difference between 4.0% of total gross revenues and the actual amount spent on FF&E and Cap-ex, on a quarterly basis.

Cost and Yield
Protection:         Standard provisions for illegality, inability to determine rate, indemnification for break funding and increased costs or reduced return, including those arising from reserve requirements, taxes and capital requirements.

Expenses and
Indemnification:    The Borrower shall reimburse SG and BOT for all third-party costs associated with the negotiation, documentation, due diligence and closing on the Acquisition Facility and the addition of any collateral, regardless of whether the transaction is closed. Such costs shall include but not be limited to legal, title insurance, appraisals, environmental review, engineering reviews, insurance reviews, recording costs, travel expenses, surveys, mortgage and intangible taxes. Facility documents shall contain expense and indemnification provisions for the benefit of SG, BOT and the Lenders customary for transactions of this size, type and purpose. Borrower will pay for the fees and expenses of Bracewell & Patterson, lead counsel to SG. Borrower shall also be obligated to pay for BOT's legal counsel as well as local counsel expenses associated with the states in which the Collateral properties are located.

Appraisals:         Borrower shall permit BOT or the Lenders holding 2/3 of the
                    Facility to commission updated MAI appraisals for the Hotels complying with FIRREA standards. BOT or the Lenders holding
                    2/3 of the Facility will have the right to commission such updated appraisals (i) if they believe, in their reasonable discretion, that there has been a material reduction in the value of a particular Hotel, or (ii) upon an Event of Default. The MAI appraisals for each Hotel completed in conjunction with the initial closing and after the closing date of the Facility, shall be at the Borrower's sole cost and expense.

Mr. Kenneth E. Barr                                                June 11, 1996
American General Hospitality Operating Partnership, L.P.                  Page 8


Property Reporting
Requirements:           The Borrower shall provide each Lender with the
                        following for all of the Company's hotels including those hotels which do not constitute Collateral for the
                        Facility:

                        1. Annual individual and consolidated operating and
                           capital expenditure budgets for each of the hotels due the beginning of each calendar year;

                        2. Monthly unaudited individual and consolidated
                           property operating statements, reconciled to the then current annual individual and consolidated operating and capital expenditure budgets for the hotels, not less than 45 days after the end of each calendar month;

                        3. Annual individual and consolidated operating
                           statements of the hotels due 90 days after each calendar year-end. In an Event of Default, the Lenders may require that the Borrower provide audited financial statements for each of the Hotels on a consolidated and consolidating basis prepared by a nationally-recognized accounting firm.

Borrower and Company
Reporting
Requirements:           1. Quarterly consolidated and consolidating unaudited
                           financial statements for Borrower and the Company not later than 45 days after the end of each quarter;

                        2. Annual consolidated (audited by a nationally-
                           recognized accounting firm) and consolidating (unaudited) financial statements of Borrower and the Company not later than 90 days after the end of each calendar year;

                        3. Copies of all other quarterly and annual filings of
                           the Borrower and the Company with the SEC and other publicly-released information concurrent with such filing or public release;

                        4. Copies of all material, non-administrative
                           correspondence between the Borrower and the issuers of the franchise and license agreements for the Hotels and (without limitation) all property reviews done by franchisors:

                        5. Quarterly compliance certificates shall be delivered
                           to Lenders within 45 days following each quarter and setting forth the calculations for each financial covenant and the borrowing base and stating whether or not any defaults exist; and

                        6. All Company-level press releases and the annual
                           operating budget for the Company on a consolidated basis within 30 days prior to the beginning of each fiscal year. Company shall not make any press releases pertaining to the credit facility without the approval of SG and BOT (which consent will not be unreasonably withheld).

                        All statements are to be prepared in accordance with GAAP and will be principally in a form and substance acceptable to the Lenders. In the case that financial statements are unaudited, the statements shall be certified by the Chief Financial Officer or the Chief Executive Officer of the Borrower and the Company.

Representations
& Warranties:           Usual and customary for this type of Facility, including
                        but not limited to the following:

                        1. Valid existence and qualification, including REIT
                           qualification and tax status;

Mr. Kenneth E. Barr                                                June 11, 1996
American General Hospitality Operating Partnership, L.P.                  Page 9


                     2. Governmental authorization;

                     3. No contravention of laws or contracts;

                     4. Financial information is true and correct;

                     5. No material environmental matters;

                     6. Compliance with laws and regulations, including zoning, fire safety and building requirements, ERISA, ADA, environmental and REIT laws;

                     7. Maintenance of required licenses and permits with
                        respect to the Properties;

                     8. No material litigation, casualty or condemnation
                        proceedings pending;

                     9. Payment of taxes when due;

                    10. Full disclosure; good title; no other liens;

                    11. Properties are in good condition and repair, no deferred maintenance;

                    12. No defaults or Event of Default (defined herein) under the Facility or Franchise Agreement.

                    13. Perfection and priority of liens.

Events of Default:  Usual and customary for credit facilities for this size, type and purpose, including, without limitation:

                     1. Non-payment when due of any payment of principal in
                        respect of any of the Loans;

                     2. Non-payment within five days of the due date or any
                        interest payable under the Facility documents provided that such late payment within five days shall not occur more than twice per year.

                     3. Default in the performance or observance of any
                        covenants for more than 30 days after notice;

                     4. Cross acceleration/cross default with any direct or
                        recourse indebtedness of the Company in excess of $5 million;

                     5. If the Company shall not qualify for tax treatment under
                        Sections 858-860, inclusive, of the Internal Revenue
                        Code;

                     6. Termination of any of the Franchise Agreement, if such
                        Franchise Agreement is not replaced within 60 days, with a tentative franchise agreement with a nationally recognized Franchise acceptable to 2/3 of the Lenders.

                     7. A material default under any ground lease constituting
                        collateral for the Facility.

                     8. Restrictions on mergers, acquisitions, distributions,
                        joint ventures, etc.

                     9. Restrictions on change of control at either the Company, the Borrower, the Tenant or American General
                        Hospitality, Inc. ("AGHI").

Mr. Kenneth E. Barr                                                June 11, 1996
American General Hospitality Operating Partnership, L.P.                 Page 10


AGHI Convenants:        As a condition to closing the Facility, AGHI must
                        provide an audited financial statement for its fiscal year ended December 31, 1995 within 120 days following the closing of the Facility. Following closing, AGHI will be required to provide annual, audited financial statements within 120 days following each fiscal year end. Should AGHI be in bankruptcy or should its net worth erode beneath negative $300,000, the Tenant or the Borrower shall have 120 days to cure a potential Event of Default or replace AGHI with a manager acceptable to 2/3 of the Co-Lenders. If an acceptable replacement manager is not retained during this time period it shall constitute an Event of Default under the Facility.

Governing Law:          The law of the State of Texas for the Credit Agreement
                        and other facility documents; for collateral documents local law will apply.

Waiver of Jury Trial
and Consent to
Texas Jurisdiction:     Required.